MANUFACTURING, SALES AND MARKETING AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of July 14, 2023 (the "Effective Date") by and between Lifted Liquids, Inc. d/b/a Lifted Made (including affiliates, “Lifted”) and DreamFields Brands Inc. d/b/a Jeeter (including affiliates, “Jeeter”), on the terms and conditions set forth below. Jeeter and Lifted may be collectively referred to herein as the “Parties” and each individually as a “Party”.

NOW, THEREFORE, in consideration of the mutual representations and covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows, intending to be legally bound hereby:

1.APPOINTMENT:

a.The brand name "Jeeter" and variations thereof is hereafter referred to as the "Brand".

b.Jeeter appoints Lifted (the "Appointment") as its exclusive manufacturer, seller and distributor within the United States of America (the “Territory”) of vape, gummies and pre-rolled products containing hemp-derived cannabinoids sold under the Brand (the "Products"), and Lifted accepts the Appointment. For the avoidance of doubt, (i) marijuana products containing any amount of Delta-9 Tetrahydrocannabinol (i.e., THC) and (ii) non-consumable products and accessories are expressly excluded from this Agreement.

c.Lifted shall use its best efforts to source high quality devices and materials for production of the Products at a low cost, and shall professionally manufacture, sell and distribute the Products.

d.Neither Party shall disparage the other Party, nor otherwise take any action that is intended or likely to damage the goodwill or reputation of the other Party.

e.Lifted, in its capacity as the exclusive manufacturer, seller and distributor of the Products within the Territory, shall be an independent contractor and not an agent, representative or employee of Jeeter.

f.Lifted shall have the exclusive right to manufacture, sell and distribute the Products within the Territory, directly or indirectly employing and/or using any and all persons, entities, routes and channels whatsoever, including but not limited to suppliers, manufacturers, wholesalers, distributors, sub-distributors, retailers, brokers, importers, exporters, websites, and other online and off-line means.

g.Neither Party shall have any right or power to represent or bind the other Party with respect to any third party or agreement with any third party.

h.Jeeter, without written consent, shall not directly or indirectly manufacture, market, sell or distribute any of the Products, in any fashion whatsoever, excepting only via Lifted pursuant to this Agreement. The Parties acknowledge that in the event Lifted is unable to manufacture the pre-rolls in sufficient quantities to meet market demand, the Parties shall mutually agree to use a third party co-packer or Jeeter shall manufacture the pre-rolls and such associated cost would be split evenly amongst the Parties.

2.DEVICES:

a.The description of each Product device to be manufactured by a third party ("Device"), the aggregate number of units of such Devices being ordered ("Device Units"), and the all-in, aggregate price (including, for example, shipping fees and taxes) to be paid for such Device Units ("Device Costs"), shall be mutually agreed upon between the COO of Lifted and CFO of Jeeter, and shall be confirmed via emails between them, before the Party submits the purchase order ("Device Purchase Order") for such Device Units.

b.The required deposit that must be paid when Parties submits the Device Purchase Order to the third party manufacturer ("Device Deposit") shall be paid one-half by Lifted and one-half by Jeeter via wire transfers to such third party manufacturer, and each Party shall promptly email to the other Party evidence of the completion of its wire transfer.

c. The Device Costs reduced by the Device Deposit is referred to as the "Remaining Device Costs".

3.PRODUCT FORMULATION, DESIGN AND PACKAGING:

a.The ingredients, flavors, design, formulas, recipes, label and packaging for each of the Products (the “Product Specifications”) shall be mutually agreed upon between the CEO of Lifted and CFO of Jeeter, and shall be confirmed via emails between them.

b.Lifted acknowledges and agrees that (i) Jeeter is the exclusive and sole owner of the Product Specifications and all goodwill related thereto (other than the “Excluded IP”) , and (ii) all use of the Product Specifications, except for the Excluded IP, under this Agreement and any goodwill accruing from such use will inure solely to the benefit of Jeeter. If Lifted acquires any rights in the Product Specifications other than the Excluded IP, by operation of law or otherwise, then Lifted hereby irrevocably assigns such rights to Jeeter without further action by any of the parties. Lifted agrees not to dispute or challenge, or assist any person in disputing or challenging, Jeeter’s rights in and to the Product Specifications, other than the Excluded IP, or the validity of the Product Specifications, other than the Excluded IP.  Lifted expressly acknowledges and agrees that any Product Specifications, other than the Excluded IP, created by it under this Agreement are a “work made for hire” for Jeeter.  As used herein, “Excluded IP” means Lifted’s proprietary hemp based oil blend for vape products, (2) Lifted’s proprietary vape device, and (3) Lifted’s proprietary gummy oil blend.

4. APPROVED PRODUCT RUN COSTS:

a.Each proposed manufacturing run of each of the Products shall be as set forth in a run summary emailed by the COO of Lifted to CFO of Jeeter ("Product Run

Summary") which Product Run Summary shall include relevant info including: a Product description; the units of Product to be manufactured; and an itemized cost breakdown per units of Product to be manufactured including ingredients, flavors, labor (including wages, employee benefits, workers compensation, payroll taxes, Medicare, etc.), labels, packaging, labor, and lab tests ("Product Run Costs").

b.Lifted shall proceed forward with a proposed manufacturing run only if and when the Product Run Summary, including the Product Run Costs, is approved by CFO of Jeeter via email (an "Approved Product Run").

5.APPROVED MARKETING COSTS:

a.All advertising and marketing and sales, promotional and merchandising programs, and the materials used in connection therewith, for each of the Products shall be mutually agreed between the CEO of Lifted and CFO of Jeeter, and shall be confirmed via emails between them ("Approved Marketing"), and the amounts paid by the Parties for the Approved Marketing are referred to as the "Approved Marketing Costs".

6.PRODUCT INSURANCE COSTS:

a. The Parties' pro rata (based on gross revenues of Products to Lifted’s and Jeeter’s total gross revenue for all business operations) costs of general liability insurance and excess liability insurance related exclusively to the Products is referred to as the "Product Insurance Costs". The Parties shall be named as an “additional insured” under all such insurance policies, and upon request, shall provide a certificate of insurance evidencing such.

b.To avoid confusion, it is expressly agreed and acknowledged that the Product Insurance Costs will include any Product insurance cost adjustments charged by Party’s insurer following such insurer's annual audit of the Party’s Product sales.

7. EQUAL SHARING OF PRODUCT COSTS:

a.The costs of manufacturing, marketing, distributing and insuring the Products (the "Product Costs") shall be borne equally by Lifted and Jeeter, it being expressly agreed and understood that such the Product Costs include all:

(1) Device Costs

(2) Product Run Costs for Approved Product Runs

(3) Approved Marketing Costs

(4) Product Insurance Costs

(5) Cost of All Materials Provided by Jeeter and its Affiliates to Lifted

8. PRODUCT COST REPORTS:

a.Following each Approved Product Run, the COO of Lifted shall prepare and email to CFO at Jeeter a cost report, in spreadsheet format ("Product Cost Report"), detailing all of the following items:

(1) For each Device Purchase Order:

Device

Device Units

Device Costs

Device Deposit

Date that half of Device Deposit was wire transferred by Lifted

Date that half of Device Deposit was wire transferred by Jeeter

Remaining Device Costs

(2) For each Approved Product Run:

Product

Product units

Product Run Costs

(3) For each Approved Product Run:

Credit owed to either Party for any materials used in the Product Run that were supplied by the other Party.

(4) Approved Marketing Costs

(5) Product Insurance Costs

(6) Calculation of aggregate Product Costs ("Product Costs")

(7) Calculation of the 50% of Product Costs then owed by either Party to the Other ("50% of Product Costs"), as applicable.

9.COST PAYMENTS:

The Parties shall pay to the other Party, as applicable the 50% of Product Costs within five (5) days of receiving each Product Costs Report.

10.PRODUCT SALES AND COLLECTIONS; SALES COMMISSIONS:

a.Lifted and Jeeter will mutually agree upon all sales prices for the Products and Lifted shall be responsible for making a good faith effort to collect all payments due from all customers, but Lifted shall not be deemed to guarantee any such collection, nor the timetable of such collection.

b.The sales commissions paid by Lifted or owed by Lifted for sales of the Products are referred to collectively as the "Sales Commissions". All Sales Commissions shall be pre-approved by mutual agreement of Lifted and Jeeter.

c.In consideration for the exclusive rights and licenses granted to Lifted under this Agreement, Lifted shall use its best efforts to achieve a minimum of $48,000,000 (the “Minimum Target”) of Completed Product sales in each twelve (12) month period during the Initial Term and any Renewal Term. Upon achieving the Minimum Target in the first twelve (12) month period the Parties will automatically continue until the end of the Initial Term.

11.COMPLETED PRODUCT SALES REPORTS:

a.Each week on Monday, the CFO or COO of Lifted shall prepare and email to CFO at Jeeter a completed sales report, in spreadsheet format ("Weekly Completed Sales Report"), detailing the prior week’s activity including all of the following items:

(1) For each Product sold:

Product units sold

Product unit prices

Completed Product sales

(2) For each Product sold, any applicable offsets (collectively "Product Offsets"):

Recalls

Returns

Discounts

Replacements

Refunds

Sales taxes

Excise taxes

Shipping charges

(3) The sum of all Product Revenue (the "Aggregate Product Revenue")

(4) Schedule of All Current Inventory delineated into Stock and Finished Inventory

(5) Schedule of the Completed and Forward-looking Weeks Production Runs

b.Each calendar month, on or before the 10th day, the CFO of Lifted shall prepare and email to CFO at Jeeter a completed sales report, in spreadsheet format ("Monthly Completed Sales Report"), detailing all of the following items:

(1) For each Product sold:

Product units sold

Product unit prices

Completed Product sales

(2) For each Product sold, any applicable offsets (collectively "Product Offsets"):

Recalls

Returns

Discounts

Replacements

Refunds

Sales taxes

Excise taxes

Shipping charges

(3) For each Product sold, the Sales Commissions paid or incurred by Lifted

(4) For each Product sold, a calculation of completed Product sales, minus the applicable Product Offsets, minus the Sales Commissions ("Product Revenue")

(5) The sum of all Product Revenue (the "Aggregate Product Revenue")

(6) Schedule of All Current Inventory delineated into Stock and Finished Inventory

(7) Schedule of the Completed and Forward-Looking Months Production Run

12.REVENUE SPLIT:

a.The Aggregate Product Revenue shall be allocated sixty percent (60%) to Jeeter and forty percent (40%) to Lifted. Lifted shall wire transfer to Jeeter its 60% of the Aggregate Product Revenue on a monthly basis, provided, however, that such wire transfers shall be suspended during any period of time when Jeeter for any reason, or for no reason, has failed or refused to timely pay to Lifted the Jeeter 50% of Product Costs as required by Section 9(a).

b.The payment for the Aggregate Product Revenue shall be paid on or before the 15th day of the Month, for the prior month’s activity.

13.PRODUCT REVIEWS; FINANCIAL AUDITS AND REVIEWS:

a.The Parties agree to meet monthly to review Products, manufacturing costs, pricing to customers, and marketing and sales efforts under this Agreement.

b.As part of the annual audit of the consolidated financial statements of LFTD Partners Inc. ("LIFD") reported to the U.S. Securities and Exchange Commission (the "SEC") on Form 10-K, and as part of the quarterly reviews of the consolidated financial statements of LIFD reported to the SEC on Form 10-Q, Lifted's calculations of Product Costs and Aggregate Product Revenue under this Agreement shall be presented to LIFD's outside firm of independent certified public accountants, currently Fruci & Associates II, PLLC, Spokane, Washington (the "CPAs"), with copies to Jeeter, and any inaccuracy in such calculations aggregating One Thousand Dollars ($1,000) or more that are flagged by the CPAs shall result in an appropriate adjustment to the amount of the next scheduled payment between the Parties pursuant to this Agreement.

14.TERM:

a.This Agreement will be in effect for a period of twenty-four (24) months from the Effective Date ("Initial Term").  Lifted and Jeeter shall meet at least six (6) months prior to the end of the Initial Term to discuss whether to extend or renew this Agreement. Any renewal term ("Renewal Term") shall be for at least twelve (12) months. If no renewal is agreed upon in writing by the Parties, then this Agreement will automatically terminate at the end of the Initial Term or any Renewal Term without further action required by any Party.

b.Irrespective of Section 14a above, either Party shall have the option, but not the obligation, to terminate this Agreement at any time upon written notice in the event that the other Party has defaulted on any of its obligations under this Agreement and such default is not cured within thirty (30) days after receipt of written notice specifying the default.

c.Irrespective of Section 14a and b above, Jeeter may terminate this Agreement at any time upon written notice to Lifted upon any of the following: (i) Lifted fails to achieve the Minimum Sales in any twelve month period as required by Section 10c; (ii) if there is any material change in federal legislation regarding the manufacturing, sale, use or consumption of hemp-derived Delta-8 Tetrahydrocannabinol that, in Jeeter’s sole and absolute determination, has an adverse impact upon this Agreement; and (iii) if Jeeter determines, in its sole and absolute discretion, that the sale of Products under this Agreement has, or is reasonably likely to have, an adverse impact on its Delta-9 Tetrahydrocannabinol (i.e., THC) product business.

d.Notwithstanding Section 14c above, if Jeeter terminates this Agreement pursuant to Section 14(c)(iii) above, (i) Jeeter shall provide at least three (3) months prior written notice to Lifted of its intention to terminate this Agreement pursuant to such section and (ii) Jeeter shall not, directly or indirectly, manufacture, market, sell or distribute any vape, gummies or pre-rolled joint products containing hemp-derived cannabinoids (but excluding Delta-9 Tetrahydrocannabinol (i.e., THC) derived from marijuana containing products) for the remainder of the then current Initial Term or Renewal Term, as applicable.

e.Regardless of any other provision of this Agreement, in the event that this Agreement terminates (1) at the end of the Initial Term or any Renewal Term, (2) due to a written termination by either Party pursuant to Section 14b or c, or (3) due to a written termination by either Party following a Force Majeure Event pursuant to Section 22b, Lifted and Jeeter shall each continue to be obligated to pay one-half (50%) of all Product Costs paid or incurred by Lifted prior to the date of such termination, and Lifted shall continue to allocate and pay out the Aggregate Product Revenue in accordance with Section 12b.

15.FINANCIAL CONDITION:

a.Each Party agrees that at all times during the term of this Agreement, it shall remain qualified to conduct business, remain properly licensed, and in good financial condition.

16. LAWFULNESS OF PRODUCTS:

a.The Parties agree and acknowledge that the Products will be manufactured, sold and distributed in accordance with applicable federal, state and local law.

b.Lifted warrants that Products shall only be sold by Lifted into states where such Products may be legally sold as of the date of such sale, and in accordance with all applicable laws, rules and regulations regarding labeling, branding and packaging.

17.TRADEMARKS:

a."Trademarks" shall mean the Brand and all registered or unregistered trademarks, names, trade names, and brand names used in connection with the packaging, sales, marketing, advertising, or promotion of the Products.

b.Jeeter warrants, represents and covenants that Jeeter owns and has title to the Brand name and Trademarks, and that use of the Brand name does not infringe on the intellectual property rights of any third party.

c.Any Trademarks for the Brand shall remain the sole and exclusive property of Jeeter.

d.Jeeter grants Lifted the exclusive, non-assignable, non-licensable right to use the Trademarks on a royalty-free basis to promote the goodwill and sale of the Products in Territory. Any use of the Trademarks must be to promote the Products in the best possible manner and all proposed marketing materials relating to the Products are subject to Jeeter's approval, which shall not be unreasonably withheld. Lifted acquires no property interest or ownership in the Trademarks by virtue of this Agreement.

e. Lifted shall comply with all quality and use standards related to Jeeter’s trademarks provided to Lifted from time to time.

18.INDEMNIFICATION:

a. Jeeter agrees to indemnify, defend and hold Lifted and its owners, officers, directors, agents and employees harmless from any and all claims, suits, costs, liabilities, losses and expenses arising from third party claims made against or incurred by Lifted for (1) trademark or copyright infringement by materials and Trademarks licensed for use and provided by Jeeter and (2) any breach by Jeeter of a provision of this Agreement.

b. Lifted agrees to indemnify and hold Jeeter and its owners, officers, directors, managers, members, agents and employees harmless from any and all claims, suits, costs, liabilities, losses and expenses arising from third party claims made against or incurred by Jeeter for (1) harm, injury, damage or loss arising out of or in connection with the production and manufacture of the Products; (2) harm, injury, damage or loss arising out of or in connection with the use of the Products by any end-user, but only if and to the extent that such harm, injury, damage or loss (i) results from a defect in the Products that does not arise out of or relate to any misuse, mishandling, or improper storage of, or damage caused to, the Products by anyone other than Lifted, or (3) any breach by Lifted of a provision of this Agreement.

c. At all times during this Agreement, the Parties shall each maintain at their own expense product liability insurance in an amount not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence, underwritten by financially sound reputable insurance carriers.

19.CONFIDENTIAL INFORMATION:

a.Each Party acknowledges that it will be given access to confidential and proprietary information regarding the other Party (the “Confidential Information”).  For the purposes of this Agreement, Confidential Information includes, but is not limited to, know-how, product development data, customer lists, marketing information, competitive strategies, and trade secrets.  Each Party receiving Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) acknowledges that the Confidential Information remains the property of the Disclosing Party.  The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any person or entity, other than those of its employees and agents to whom disclosure is reasonably necessary in order for the Receiving Party to fulfill its obligations hereunder. This restriction on use and disclosure shall not apply to information that is (1) in the public domain at the time of disclosure to the Receiving Party or which subsequently becomes part of the public domain through no fault of the Receiving Party or its employees or agents; (2) disclosed to Receiving Party by a third party without any obligation of confidentiality; (3) in the Receiving Party’s possession prior to disclosure by the Disclosing Party, as evidenced by reasonable written evidence; or (4) independently developed by employees or agents of the Receiving Party that did not have access to the Disclosing party’s information.

The Receiving Party shall have the burden to establish that any of the foregoing exceptions are applicable. Neither Party shall be deemed to have violated its obligations hereunder if compelled by law to disclose any Confidential Information, so long as it provides prompt written notice of such compelled disclosure to the Disclosing Party and permits the Disclosing Party to intercede in the matter, at the Disclosing Party’s expense, for the purpose of obtaining a protective order. Upon termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible copies of Confidential Information.

b.The Receiving Party understands that the Confidential Information constitutes unique and valuable trade secrets of the Disclosing Party and acknowledges that the breach of the confidentiality may result in irreparable harm to the Disclosing Party for which monetary damages may be inadequate. Accordingly, the Receiving Party agrees that in the event of any breach or threatened breach of confidentiality by it or any of its employees or agents, the Disclosing Party may seek to obtain temporary or permanent injunctive relief or other equitable relief from any court of competent jurisdiction, in addition to any other remedies available to the Disclosing Party, and the Receiving Party will not claim as a defense to such petition for injunctive relief that the Disclosing Party has an adequate remedy at law or require the posting of bond or the showing of actual damages.

20.LIMITATION OF LIABILITY.  EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITY.  FOR CLARITY, ANY DAMAGES AWARDED AGAINST EITHER PARTY BASED ON A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER SECTION 18 SHALL BE CONSIDERED DIRECT DAMAGES, NOTWITHSTANDING A DIFFERENT CLASSIFICATION (E.G., CONSEQUENTIAL, INDIRECT, ETC.) IN THE AWARD AND SHALL THEREFORE BE EXCLUDED FROM THE LIMITATIONS IN THIS SECTION.

21.MODIFICATION, AMENDMENT AND WAIVER:

a.This Agreement may not be modified or amended, including by custom, usage of trade or course of dealing, except by an instrument in writing, signed by duly authorized officers of both Parties hereto.

b.Performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other Party, which waiver shall be effective only with respect to the specific obligation described therein.

c.The waiver by a Party hereto of a breach of any obligation of the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

22.FORCE MAJEURE EVENT:

a.Neither Party shall be responsible for any failure to perform due to changes in laws, rules or regulations affecting products containing hemp-derived cannabinoids, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials ("Force Majeure Event").

b.In any such Force Majeure Event, any affected Party shall be excused from performance for a period of time equal to the persistence of such Force Majeure Event, provided however that if such delay continues for one hundred eighty (180) consecutive days, then the non-affected Party may, upon written notice to the affected Party, terminate this Agreement without further liability except that Lifted and Jeeter shall each continue to be obligated to pay one-half (50%) of all Product Costs paid or incurred by Lifted prior to the date of such termination, and Lifted shall continue to allocate and pay out the Aggregate Product Revenue in accordance with Section 12b.

23.NOTICES:

a.Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section.

Lifted Liquids, Inc.	Dreamfields Brands Inc
5511 95th Ave	65000 Two Bunch Palms Trail
Kenosha, WI 53144	Desert Hot Springs, CA 92240
ATTN: Nicholas Warrender	ATTN: Scot Garrambone

COPY TO:	COPY TO:

Marc C. Smith	Jason R. Wisniewski
FOX ROTHSCHILD LLP	Jackson Tidus, A Law Corp.
321 N. Clark Street, Suite 1600	2030 Main Street, 12th Floor
Chicago, Illinois 60654	Irvine, CA
(312) 517-9200	(949) 851-7647
mcsmith@foxrothschild.com	jwisniewski@jacksontidus.law

b.Any notice shall be deemed to have been received as follows: by personal delivery, upon receipt; or by certified mail, return receipt requested, upon receipt.

24.DISPUTE RESOLUTION:

a.Any controversy or claim between the Parties relating to this Agreement shall be resolved through arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The panel shall consist of at least at least one (1) arbitrator. Any such arbitration hearing shall be held in Los Angeles, California.

25. GOVERNING LAW:

a.The validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

26.ATTORNEY’S FEES:

a. If any arbitration, lawsuit or other action or proceeding is brought to enforce or interpret the provisions of this Agreement, the substantially prevailing Party shall be entitled to receive from the non-substantially prevailing Party its reasonable attorneys’ fees and other legal or professional expenses.

27. AUTHORITY:

a. Each Party represents and warrants that it has full authority to enter into this Agreement, that this Agreement has been duly and validly executed and delivered by such Party, and that this Agreement constitutes a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.

28.RESTRICTIVE COVENANTS:

a. Each Party agrees that, without the express prior written consent of the other Party, during the Initial Term and all Renewal Terms thereafter and for the twelve (12)-month period following thereafter, at any time or for any reason, each Party shall not, directly or indirectly, (i) induce customers, vendors, clients, licensors, licensees, suppliers, agents, cultivators or other persons under contract or otherwise associated or doing business with the other Party and/or its affiliates to reduce or alter any such association or business with such other Party and/or its affiliates or otherwise interfere in the business relationship of any such persons and such other Party and/or its affiliates, and/or (ii) solicit or induce any employee, independent contractor, consultant, or other person in the employment or service of the other Party and/or its affiliates, at the time of such solicitation or inducement, in any case to (1) terminate such employment or service, and/or (2) accept employment, or enter into any consulting or other service arrangement, with any person other than such other Party and/or its affiliates.

b.Lifted agrees that, without the express prior written consent of Jeeter, from and during the Restricted Period, at any time or for any reason, Lifted shall not, directly or indirectly, by itself or through others, manufacture, market, distribute, promote or sell, or assist any other person to manufacture, market, distribute, promote or sell any Restricted Products (as defined herein) within the Territory.  “Restricted Products” shall mean any type of pre-rolled joints, whether or not made from hemp or cannabis, and whether or not containing any amounts of Delta-8 Tetrahydrocannabinol or Delta-9 Tetrahydrocannabinol (i.e., THC).  “Restricted Period” means the first day of the month following first month in which $1,500,000 in Aggregate Product Revenue from sales of pre-rolled joints is achieved and thereafter for so long as $9,000,000 in Aggregate Product Revenue from sales of pre-rolled joints is achieved in each six (6) month period during the Term.  Notwithstanding the foregoing, Lifted shall be entitled to sell all existing Restricted Products within its inventory for a period not to exceed sixty (60) days from the start of the Restricted Period.

29. ENTIRE AGREEMENT:

a.This Agreement constitutes the entire understanding and contract between the Parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the Parties with respect to the subject matter hereof.  The Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

--Signatures follow--

IN WITNESS WHEREOF, the Parties have set their hands and seals on the date and year first above written.

LIFTED LIQUIDS, INC.DREAMFIELDS BRANDS INC.

By:    /s/ Nicholas S. Warrender   By:    /s/ Sebastian Solano

Name:  Nicholas S. WarrenderName: Sebastian Solano

Title: CEO      Title: CEO